UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2008

LYDALL, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-7665

Delaware	06-0865505
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Colonial Road, Manchester, Connecticut	06042
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (860) 646-1233

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On March 17, 2008, Lydall, Inc. (the “Company”) issued a press release setting forth the Company’s financial results for the fourth quarter ended December 31, 2007. Such results have been updated to reflect events occurring after the release of preliminary financial results for the fourth quarter on February 20, 2008. Net income was $2.4 million, or $.15 per diluted share for the quarter ended December 31, 2007, compared to the previously reported net income of $2.9 million, or $0.18 per diluted share. The Annual Report on Form 10-K for the year ended December 31, 2007, filed by the Company on March 17, 2008, reflects the updated results.

The previously announced financial results were updated to reflect a new litigation matter involving a former employee of the Company which occurred subsequent to the Company’s previous earnings announcement.

On February 22, 2008, a former employee of the Company commenced an action in the Delaware Chancery Court seeking advancement and indemnification from the Company of approximately $0.9 million. The amount sought is for income taxes that he is expecting to incur as a result of payments made by the Company in 2007, related to a previous litigation matter. Management concluded that it was probable that a loss had been incurred by the Company as of December 31, 2007. Based on management’s estimates at this time, the Company recorded expense of approximately $0.9 million (pre-tax) during the quarter ended December 31, 2007, related to this matter. The expense was recorded in corporate office selling, product development and administrative expenses.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is furnished with this report, as set forth below:

Exhibit Number	Exhibit Description
99.1	Press release, dated March 17, 2008, titled “Lydall Updates 2007 Financial Results for Subsequent Event,” furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LYDALL, INC.

March 17, 2008	By:	/s/ James V. Laughlan
James V. Laughlan
Controller and Principal Accounting Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press release, dated March 17, 2008, titled “Lydall Updates 2007 Financial Results for Subsequent Event,” furnished herewith.